GREENSKY, INC. EXECUTIVE SEVERANCE PLAN Effective as of March 28, 2019

GREENSKY, INC. EXECUTIVE SEVERANCE PLAN

BACKGROUND
GreenSky hereby adopts the GreenSky, Inc. Executive Severance Plan (the “Plan”) for the benefit of Executives of GreenSky and any of its Affiliates who are designated by the terms hereof or the Compensation Committee to participate in the Plan (each such Affiliate a “Participating Company” and collectively, together with GreenSky, the “Company”). This document serves as both the Plan document and the Summary Plan Description (collectively, the “Summary”). This Plan replaces and supersedes any other plan, agreement, policy or arrangement of GreenSky and/or any of its Affiliates to the extent that it covers any given Executive and provides severance or similar benefits.
This Summary contains the Plan’s provisions regarding eligibility, benefits and other important information about the Plan, as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Executive should read this Summary, including Appendices A and B attached hereto, and keep them for ready reference. If the Executive has any questions, the Executive should contact GreenSky, Inc., Attn: Human Resources Department, 5565 Glenridge Connector, Suite 700, Atlanta, Georgia, 30342, (678) 264-6105. The Plan is administered by the Compensation Committee of the Board of Directors of GreenSky (the “Board”).
PURPOSE
The purpose of the Plan is to provide severance pay, continuation of certain group health care benefits at active employee rates and certain other benefits to Executives when their employment terminates under circumstances covered by the Plan. Benefits under the Plan are conditioned on (i) Executive’s written waiver, prior to participation under the Plan, of any rights to severance payments and other severance benefits under any offer letter, employment agreement or other written agreement between Executive and the Company and/or any of its Affiliates in effect as of commencement of the Participant’s participation in this Plan, (ii) termination of Executive’s employment under circumstances covered by the Plan, (iii) Executive, upon termination of employment, returning Company property to the Company by the date required by the Company and (iv) Executive’s execution of an effective and irrevocable general release of all claims against the Company, its Affiliates and other specified persons (other than with respect to the compensation and benefits described herein). In no event will Executive’s death or Disability while employed by the Company entitle Executive to any payments or benefits under this Plan. The failure of Executive to waive in writing, prior to Executive’s participation under the Plan, of any rights to severance payments and other severance benefits Executive may have under any offer letter, employment agreement or other written agreement between Executive and the Company and/or any of its Affiliates in effect as of commencement of the Participant’s participation in this Plan will disqualify Executive from participation in this Plan.

I.	TERMINATION OF EMPLOYMENT ON OR FOLLOWING CHANGE IN CONTROL
Except as otherwise set forth herein and subject to the terms of this Plan, if a Change in Control occurs, and on, or at any time during the twenty-four (24)-month period following, the Change in Control, (i) the Company terminates Executive’s employment for any reason other than Cause or Disability, or (ii) Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to the following benefits, except that, notwithstanding the foregoing, an Executive who is not the CEO or a member of the Senior Executive Group will not be entitled to benefits under this Section I unless the Compensation Committee specifically designates the Executive to receive the following benefits under the circumstances described herein:

a.	Severance.

i.
For the CEO, the Company shall pay the Executive severance equal to three (3) times the Executive’s Base Salary, payable over the next thirty-six (36) months in normal payroll installments in accordance with the Company’s normal payroll practices (no less frequently than monthly), beginning with the first payroll date following the termination of the Executive’s employment and continuing each payroll date thereafter until paid in full, subject to Sections III.d. and h. below.

ii.
For an Executive (other than the CEO), who is a member of the Senior Executive Group or is otherwise designated by the Compensation Committee to participate in the Plan, the Company shall pay the Executive severance equal to two (2) times the Executive’s Base Salary, payable over the next twenty-four (24) months in normal payroll installments in accordance with the Company’s normal payroll practices (no less frequently than monthly), beginning with the first payroll date following the termination of the Executive’s employment and continuing each payroll date thereafter until paid in full, subject to Sections III.d. and h. below.

b.
Executive shall receive an amount equal to Executive’s Bonus for the year of termination (based on the full-year performance under the terms of the Annual Incentive Plan under which the Bonus is payable) multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the date of termination occurs that have elapsed through the date of termination and the denominator of which is three hundred and sixty-five (365), in a lump sum at the same time as bonuses are payable to other individuals under the Annual Incentive Plan and no later than two and one-half (2-1/2) months after the end of the calendar year to which the Bonus relates, subject to Sections III.d. and h. below. For purposes of this Section I.b, the determination of the amount of the Bonus will not be subject to any individual performance modifier, but it will be subject to any adjustments or modifiers based on the Company’s or applicable business unit’s performance under the terms of the plan in effect on the date of termination (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company or the applicable business unit).

c.
Executive also shall be entitled to receive any and all vested benefits accrued under any other Incentive Plans or Retirement Plans to the date of termination of employment, the amount, entitlement to, form, and time of payment of such benefits to be determined by the terms of such Incentive Plans or Retirement Plans. For purposes of calculating Executive's benefits under the Incentive Plans, Executive’s employment shall be deemed to have terminated under circumstances that have the most favorable result for Executive under the applicable Incentive Plan.

d.
If, upon the date of termination of Executive’s employment, Executive holds any awards with respect to securities of GreenSky or the common units of GreenSky Holdings, LLC, a Georgia limited liability company (“Holdings”), (i) all such awards that are options that are not vested at such time shall be fully vested upon the date of termination of the Executive’s employment and all such options shall remain outstanding and be exercisable pursuant to their terms until the earlier of the expiration date of the option (notwithstanding any expiration as the result of the termination of the Executive’s employment) and the three (3) year anniversary of the date of termination of the Executive’s employment; and (ii)  all such other awards shall be fully vested, earned and payable as of the date of termination of the Executive’s employment (at target for awards that are subject to performance conditions), and all such awards shall payable pursuant to the terms of such awards. The provisions of this Section I.d., however, shall be subject (and defer) to the provisions of any Incentive Plan, award agreement or other agreement as it relates to an individual award to the extent such provisions provide treatment that is more favorable to Executive than the treatment described in this Section I.d., and such more favorable provisions in such Incentive Plan, award agreement or other agreement shall supersede any inconsistent or contrary provision of this Section I.d. Notwithstanding the foregoing, nothing herein shall prohibit the termination of any such awards in connection with a Change in Control pursuant to the terms of the Incentive Plan or award agreement.

e.	Executive and Executive’s spouse and other qualified beneficiaries shall be eligible for continued coverage under the Welfare Plans as follows:

i.
For the CEO, if the Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries are enrolled under any Welfare Plan that is a group health plan as defined in Title I, Part 6, of ERISA, and Section 4980B of the Code (“COBRA”), on the date of termination of Executive’s employment, Executive, Executive’s spouse and/or Executive’s qualified beneficiaries may elect to continue such coverage under COBRA, except that the maximum coverage period shall be extended from eighteen (18) to thirty-six (36) months, unless, after electing COBRA, the individual attains age sixty-five (65) and enrolls in Medicare, in which case COBRA shall end for that individual. If Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries elect COBRA coverage under any such Welfare Plan, the Company shall pay a portion of the COBRA costs each month. The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Executive is equal to the costs that would have been paid by Executive for such coverage as an active employee (except that Executive will not receive the benefit of the pre-tax treatment available to active employees under the GreenSky, Inc. Employee Flexible Benefits Plan). The cost of COBRA coverage paid by the Company will be taxable income to Executive and reported on Executive’s Internal Revenue Service Form W-2.

ii.
For an Executive other than the CEO, if the Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries are enrolled under any Welfare Plan that is a group health plan as defined in COBRA, on the date of termination of Executive’s employment, Executive, Executive’s spouse and/or Executive’s qualified beneficiaries may elect to continue such coverage under COBRA, except that the maximum coverage period shall be extended from eighteen (18) to twenty-four (24) months, unless, after electing COBRA, the individual attains age sixty-five (65) and enrolls in Medicare, in which case COBRA shall end for that individual. If Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries elect COBRA coverage under any such Welfare Plan, the Company shall pay a portion of the COBRA costs each month. The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Executive is equal to the costs that would have been paid by Executive for such coverage as an active employee (except that Executive will not receive the benefit of the pre-tax treatment available to active employees under the GreenSky, Inc. Employee Flexible Benefits Plan). The cost of COBRA coverage paid by the Company will be taxable income to Executive and reported on Executive’s Internal Revenue Service Form W-2.

iii.
Executive and Executive’s spouse and other eligible dependents shall continue to be covered during the period in which the Executive is entitled to severance under all other Welfare Plans in which they were participating immediately prior to the termination of Executive’s employment, upon the terms and subject to the conditions of those Welfare Plans as in effect for active employees, as if Executive continued to be an active employee of the Company; and the Company shall reimburse the costs of such coverage under such Welfare Plans so that the cost to Executive is the same as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such Welfare Plans is not practical under the terms thereof, the Company shall procure and/or provide to Executive, Executive’s spouse and/or Executive’s other eligible dependents substantially similar benefits and reimburse the same proportion of such costs.

iv.
The benefits and/or extended coverage provided under this Section I.e. shall cease prior to the date such benefits and/or extended coverage would otherwise end under this Section I.e. if and when Executive (A) obtains employment with another employer during the period in which the Executive is entitled to severance and becomes eligible for coverage under any substantially similar plan provided by his or her new employer or (B) fails to pay the required active employee portion of the cost of coverage provided under this Section I.e. in the time and manner specified by the Company or its designee.

f.
Executive shall be entitled to payment for any accrued but unused vacation in accordance with the Company’s policy in effect at the time of termination of Executive’s employment, in a lump sum within sixty (60) days following such termination. Executive shall not be entitled to receive any payments or other compensation attributable to vacation that would have been earned had Executive’s employment continued during the period which the Executive is entitled to severance, and Executive waives any right to receive any such compensation.

g.
Executive shall not be entitled to reimbursement for any other fringe benefits or perquisite payments during the period which the Executive is entitled to severance, including but not limited to dues and expenses related to club memberships, automobile, cell phone, professional services, executive physicals, and other similar perquisites.

h.	Certain Reductions in Payments.

i.
Anything in this Agreement to the contrary notwithstanding, in the event that an independent, nationally recognized accounting firm designated by the Company prior to a Change in Control (the “Accounting Firm”) shall determine that receipt of any payments, benefits, or distributions from the Company or its Affiliates in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”) would (after taking into account any value attributable to any non-competition covenant to which the Executive is bound attached hereto), subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan or otherwise (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount. If instead the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount, Executive shall receive all Agreement Payments to which Executive is entitled under this Plan or otherwise. Notwithstanding anything to the contrary, in no event shall the value (if any) attributable to any non-competition covenant to which the Executive is bound be taken into account for purposes of the Accounting Firm’s determination if it would reduce the Agreement Payments to be paid to Executive, it being understood that any such valuation is intended solely to reduce the amounts that are considered “parachute payments” and therefore reduce any excise tax under Section 4999 of the Code. Any valuation of any non-competition covenant to which the Executive is bound shall be determined by the Accounting Firm (or, if the Accounting Firm is not able to make such determination, an independent third-party valuation specialist, selected by the Company), and the Company shall cooperate in good faith in connection with any such valuation process. In no event shall this Section I.h., or any other provision of this Plan or otherwise be construed to require the Company to provide any tax gross-up for Executive’s excise tax liability, if any, under Section 4999 of the Code.

ii.
If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm (or, with respect to the valuation of the non-competition covenant, to the extent applicable, the independent third-party valuation specialist) under this Section shall be binding upon the Company and Executive and shall be made within thirty (30) days after termination of Executive’s employment. The reduction of the Agreement Payments to the Reduced Amount, if applicable, shall be made first by reducing the Agreement Payments under the following sections in the following order: (i) Section I.a., (ii) Section I.c., (iii) Section I.b., and then (iv) Section I.e. Any other necessary reductions shall be made pro rata to such other Payments. All fees and expenses of the Accounting Firm and the independent third-party valuation specialist (if any) shall be borne solely by the Company.

iii.
As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

iv.	For purposes hereof, the following terms have the meanings set forth below:

1.
“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1, 3101, and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applies to Executive’s taxable income for the applicable taxable year, or such other rate(s) as Executive certifies, in good faith, as likely to apply to Executive in the relevant tax year(s).

2.
“Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments.

II.	TERMINATION OF EMPLOYMENT (NO CHANGE IN CONTROL)
Except as otherwise set forth herein and subject to the terms of this Plan, if, at any time other than on or at any time during the twenty-four (24)-month period following a Change in Control, (i) the Company terminates Executive’s employment for any reason other than Cause or Disability, or (ii) Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to the following benefits, except that, notwithstanding the foregoing, an Executive who is not the CEO or a member of the Senior Executive Group will not be entitled to benefits under this Section II unless the Compensation Committee specifically designates such Executive to receive the following benefits under the circumstances described herein:

a.	Severance.

i.
For the CEO, the Company shall pay the Executive severance equal to two (2) times the Executive’s Base Salary, payable over the next twenty-four (24) months in normal payroll installments in accordance with the Company’s normal payroll practices (no less frequently than monthly), beginning with the first payroll date following the termination of the Executive’s employment and continuing each payroll date thereafter until paid in full, subject to Sections III.d. and h. below.

ii.
For an Executive (other than the CEO), who is a member of the Senior Executive Group or otherwise designated by the Compensation Committee to participate in the Plan, the Company shall pay the Executive severance equal to the Executive’s Base Salary, payable over the next twelve (12) months in normal payroll installments in accordance with the Company’s normal payroll practices (no less frequently than monthly), beginning with the first payroll date following the termination of the Executive’s employment and continuing each payroll date thereafter until paid in full, subject to Sections III.d. and h. below.

b.
Executive shall receive an amount equal to Executive’s Bonus for the year of termination (based on the full-year performance under the terms of the Annual Incentive Plan under which the Bonus is payable) multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the date of termination occurs that have elapsed through the date of termination and the denominator of which is three hundred and sixty-five (365), in a lump sum as the same time as bonuses are payable to other individuals under the Annual Incentive Plan and no later than two and one-half (2-1/2) months after the end of the calendar year to which the Bonus relates, subject to Sections III.d. and h. below. For purposes of this Section II.b, the determination of the amount of the Bonus will not be subject to any individual performance modifier, but it will be subject to any adjustments or modifiers based on the Company’s or applicable business unit’s performance under the terms of the plan in effect on the date of termination (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company or the applicable business unit).

c.
Executive also shall be entitled to receive any and all vested benefits accrued under any other Incentive Plans or Retirement Plans to the date of termination of employment, the amount, entitlement to, form, and time of payment of such benefits to be determined by the terms of such Incentive Plans or Retirement Plans. For purposes of calculating Executive's benefits under the Incentive Plans, Executive’s employment shall be deemed to have terminated under circumstances that have the most favorable result for Executive under the applicable Incentive Plan.

d.	Executive and Executive’s spouse and other qualified beneficiaries shall be eligible for continued coverage under the Welfare Plans as follows:

i.
For the CEO, if the Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries are enrolled under any Welfare Plan that is a group health plan as defined in COBRA, on the date of termination of Executive’s employment, Executive, Executive’s spouse and/or Executive’s qualified beneficiaries may elect to continue such coverage under COBRA, except that the maximum coverage period shall be extended from eighteen (18) to twenty-four (24) months, unless, after electing COBRA, the individual attains age sixty-five (65) and enrolls in Medicare, in which case COBRA shall end for that individual. If Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries elect COBRA coverage under any such Welfare Plan, the Company shall pay a portion of the COBRA costs each month. The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Executive is equal to the costs that would have been paid by Executive for such coverage as an active employee (except that Executive will not receive the benefit of the pre-tax treatment available to active employees under the GreenSky, Inc. Employee Flexible Benefits Plan). The cost of COBRA coverage paid by the Company will be taxable income to Executive and reported on Executive’s Internal Revenue Service Form W-2.

ii.
For an Executive other than the CEO, if the Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries are enrolled under any Welfare Plan that is a group health plan as defined in COBRA, on the date of termination of Executive’s employment, Executive, Executive’s spouse and/or Executive’s qualified beneficiaries may elect to continue such coverage under COBRA, unless, after electing COBRA, the individual attains age sixty-five (65) and enrolls in Medicare, in which case COBRA shall end for that individual. If Executive, Executive’s spouse and/or Executive’s other qualified beneficiaries elect COBRA coverage under any such Welfare Plan, the Company shall pay a portion of the COBRA costs each month for the first twelve (12) months of COBRA coverage. The portion to be paid by the Company shall equal the amount necessary so that the total of such COBRA costs paid by Executive is equal to the costs that would have been paid by Executive for such coverage as an active employee (except that Executive will not receive the benefit of the pre-

tax treatment available to active employees under the GreenSky, Inc. Employee Flexible Benefits Plan). The cost of COBRA coverage paid by the Company will be taxable income to Executive and reported on Executive’s Internal Revenue Service Form W-2. After the first twelve (12) months of COBRA coverage, the Executive will be required to pay the full cost to maintain such COBRA coverage.

iii.
Executive and Executive’s spouse and other eligible dependents shall continue to be covered during the period in which the Executive is entitled to severance under all other Welfare Plans in which they were participating immediately prior to the termination of Executive’s employment, upon the terms and subject to the conditions of those Welfare Plans as in effect for active employees, as if Executive continued to be an active employee of the Company; and the Company shall reimburse the costs of such coverage under such Welfare Plans so that the cost to Executive is the same as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such Welfare Plans is not practical under the terms thereof, the Company shall procure and/or provide to Executive, Executive’s spouse and/or Executive’s other eligible dependents substantially similar benefits and reimburse the same proportion of such costs.

iv.
The benefits and/or extended coverage provided under this Section II.d. shall cease prior to the date such benefits and/or extended coverage would otherwise end under this Section II.d. if and when Executive (A) obtains employment with another employer during the period in which the Executive is entitled to severance and becomes eligible for coverage under any substantially similar plan provided by his new employer or (B) fails to pay the required active employee portion of the cost of coverage provided under this Section II.d. in the time and manner specified by the Company or its designee.

e.
Executive shall be entitled to payment for any accrued but unused vacation in accordance with the Company’s policy in effect at the time of termination of Executive’s employment in a lump sum within sixty (60) days after such termination. Executive shall not be entitled to receive any payments or other compensation attributable to vacation Executive would have earned had Executive’s employment continued during the period in which the Executive is entitled to severance, and Executive waives any right to receive any such compensation.

f.
Executive shall not be entitled to reimbursement for any other fringe benefits or perquisite payments during the period in which the Executive is entitled to severance, including but not limited to dues and expenses related to club memberships, automobile, cell phone, professional services, executive physicals, and other similar perquisites.

III.	GENERALLY APPLICABLE PROVISIONS

a.
Comparable Job. Notwithstanding any other provision of the Plan, an Executive will not be entitled to any benefits under this Plan if (i) Executive has been offered a Comparable Job with the Company or any of its Affiliates within the ninety (90) days prior to any termination of employment otherwise entitling Executive to benefits hereunder (whether or not Executive accepts such offer); or (ii) such termination of employment occurs in connection with the sale of a division or business unit of GreenSky or any of its Affiliates, whether through stock sale, asset sale or otherwise, and (A) Executive continues employment with the acquirer or any of its Affiliates, including continued employment with the division or business unit being sold (whether before, at the time of, or within the six (6)

months following the closing of such transaction) (whether or not with a Comparable Job) or (B) Executive has received an offer of a Comparable Job with the acquirer or any of its Affiliates, including continued employment with the division or business unit being sold (whether before, at the time of, or within the six (6) months following the closing of such transaction) and does not accept the offer or commence employment with the acquirer or any of its Affiliates. The Executive will be required to repay to the Company the gross amount of any payments or benefits previously received in violation of this Section III.a.

b.
Death or Disability. If Executive dies or incurs a Disability while employed by the Company and prior to any event that would entitle Executive to any payment or benefits under this Plan, Executive will not be entitled to any payments or benefits under this Plan. If Executive dies during the period in which the Executive is entitled to severance, all amounts payable hereunder to Executive shall, to the extent not paid, be paid to (i) Executive’s surviving spouse, if Executive has not otherwise designated a beneficiary other than the surviving spouse, (ii) if there is no surviving spouse or Executive has designated a beneficiary other than the surviving spouse, to Executive’s designated beneficiary, or (iii) if none of the foregoing exist, then to Executive’s estate. Executive’s surviving spouse and other qualified beneficiaries shall continue to be covered under any applicable Welfare Plan that is a group health plan as defined in COBRA on the date of the termination of Executive’s employment as described above. On the death of Executive’s surviving spouse or other qualified beneficiaries, no further benefits under any applicable Welfare Plan shall be provided (other than any coverage required pursuant to COBRA), and no further benefits shall be paid, except for benefits accrued under any Incentive Plans and Retirement Plans to the date of Executive’s termination of employment, to the extent such benefits continue following Executive’s death, pursuant to the term of such plans. Executive may designate a person, persons or entity as Executive’s beneficiary to receive benefits after Executive’s death, by submitting to the Compensation Committee a signed instrument in a written or electronic form acceptable to the Compensation Committee. Executive may designate both a primary beneficiary and a contingent beneficiary. The last such beneficiary designation received by the Compensation Committee in a form acceptable to the Compensation Committee shall serve to revoke all prior designations and be effective. The Compensation Committee shall use its best efforts to notify Executive if Executive’s beneficiary designation form cannot be located or is unacceptable.

c.
Restrictive Covenants. Benefits under this Plan are contingent upon Executive continuing to comply with any Confidentiality, Non-Solicitation, Non-Recruitment, Non-Competition and Invention Assignment Agreement to which the Executive is a party with the Company. If Executive breaches in any material aspects such agreement, Executive shall forfeit the right to receive any further benefits under this Plan, and, to the extent allowed by applicable law, Executive agrees to return to the Company the gross amount of all payments previously received and the gross value of any non-cash benefits previously received.

d.
General Release. As a condition to receive benefits under this Plan, Executive must sign and return a Separation Agreement and General Release, in the form substantially similar to that required of similarly-situated employees of the Company, within forty-five (45) days after the termination of Executive’s employment and not revoke such release within the time permitted by law (which consideration period and revocation period together may not exceed sixty (60) days following termination of Executive’s employment). Notwithstanding any provision in the Plan to the contrary, no payments to be made under this Plan shall be made, and no benefits to be delivered under this Plan shall be delivered, earlier than the first payroll date after the date upon which the revocation period for the Separation

Agreement and General Release described in this Section expires without the Executive having elected to revoke the Separation Agreement and General Release. Any payments to be made prior to such date shall be accumulated and paid, and any benefits to be delivered prior to such date shall be continued at the Executive’s expense with the Executive to be reimbursed, on such date. Additionally, if the sixty (60)-day period for executing the Separation Agreement and General Release and considering revocation of same spans more than one calendar year, no payments to be made under this Plan shall be made, and no benefits to be delivered under this Plan shall be delivered, earlier than the first payroll date occurring in the subsequent calendar year, and any payments to be made prior to such date shall be accumulated and paid, and any benefits to be delivered prior to such date shall be continued at the Executive’s expense with the Executive to be reimbursed, on such date in the subsequent calendar year.

e.
Return of Company Property. As a further condition to receiving benefits under the Plan, Executive is required to cooperate with the Company’s usual and customary separation/termination process, including, to the extent required by the Company, surrender and delivery of all Company property, including without limitation, identification cards, vehicles, company credit cards and computer equipment, prior to the earliest date on which any payments to be made under this Plan are to commence or otherwise be paid, unless the Company permits Executive to retain any such items.

f.
Executive Assignment. No interest of Executive or Executive’s spouse or any other beneficiary under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or spouse or other beneficiary, by operation of law or otherwise, other than pursuant to the terms of a qualified domestic relations order to which Executive is a party.

g.
Funding. All rights of Executive and Executive’s spouse or other beneficiary under this Plan shall be entirely unfunded at all times, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. Neither Executive nor Executive’s spouse or other beneficiary shall have any interest in or rights against any specific assets of the Company, and Executive and Executive’s spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.

h.	Section 409A.

i.
The amounts payable or benefits to be provided pursuant to this Plan generally are intended to be separate payments that are exempt from Section 409A of the Code by reason of the “short-term deferral” exception or the involuntary separation pay exception (also known as the two-(2) times rule) set forth in Section 1.409A-1(b)(9)(iii) or certain other separation pay exceptions set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, to the maximum extent permitted by Section 409A of the Code (with the earliest amounts payable to be first treated as exempt from Section 409A of the Code to the extent such exemptions are available). Notwithstanding the foregoing, no payment shall be made until the end of the forty-five (45)-day determination period and the revocation period described under Section III.d.; provided that such determination shall not preclude application of the Code Section 409A short-term deferral exception. To the extent that an amount payable or benefits to be provided under this Plan does not comply with any of the foregoing exceptions or other exceptions or exemptions from Code Section 409A, including but not limited to the de minimis exception, the exception for certain indemnification and liability insurance plans, and the like under the Treasury Regulations, then the amount shall be subject to the following rules:

1.
Notwithstanding anything contained in this Agreement to the contrary, if on the date of termination of Executive’s employment Executive is a “specified employee,” within the meaning of Section 409A of the Code and the Company's policy for determining specified employees, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits, or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following the date of such termination of employment shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination of employment) within thirty (30) days after the first business day following the six (6)-month anniversary of such termination of employment (or, if Executive dies during such six (6)-month period, within thirty (30) days after Executive's death), if and to the extent required by Code Section 409A.

2.
The benefits described in the Plan that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception or are provided beyond the applicable COBRA time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (1) any reimbursement of eligible expenses shall be paid within sixty (60) calendar days following Executive's written request for reimbursement; provided that Executive provides written notice no later than seventy-five (75) calendar days prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement within the time period required by Section 409A of the Code; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (4) each payment shall be treated as a separate payment.

ii.
For purposes of this Plan, the phrase “termination of employment” or words or phrases of similar import shall mean a “separation from service” with the Company within the meaning of Section 409A of the Code. In this regard, the Company and Executive shall take all steps necessary (including with regard to any post-termination services by Executive) to ensure that (i) any termination of employment under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and (ii) the date on which such separation from service takes place shall be the date of the termination of employment for purposes of this Plan.

iii.
It is intended that the payments and benefits provided under this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Executive. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates, nor their respective directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Executive or other taxpayers as a result of the failure of this Plan to be exempt from or comply with Section 409A of the Code.

i.
Taxes. The Executive will be solely responsible for any associated tax filings and payment of taxes associated with employment, without any gross-up or additional compensation from the Company (except as otherwise specifically provided herein), provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company.

j.
No Employment Contract. Nothing contained in this Plan shall be construed to be an employment contract between the Executive and the Company. The Executive is employed at will, and the Company and the Executive may terminate the Executive’s employment at any time, for any reason or no reason whatsoever, subject to any other offer letter or employment agreement between GreenSky and such Executive to the contrary.

k.	Severability. In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

l.
Amendment. This Plan may only be terminated or amended by resolution adopted by the Board or the Compensation Committee; provided, however, that (i) no amendment that has the effect of reducing the rights or potential rights of any Executive, and no termination of the Plan or any portions thereof, will be effective in either case as to the affected Executive until the first (1st) year anniversary of the date on which such resolution is adopted, (ii) no amendment or termination of the Plan shall affect the rights of any Executive receiving benefits under the Plan whose employment has terminated prior to the date on which such resolution is adopted; and (iii) this Plan may not be terminated or amended in a manner which would adversely affect the rights or potential rights of any Executive if such action is taken in connection with, in anticipation of, or on, or during the twenty-four (24)-month period following, a Change in Control. Notwithstanding the foregoing, the Company may not amend any provision of the Plan that involves any delegation of authority reserved to the Board or the Compensation Committee (without the applicable party’s approval).

m.
Employment with an Affiliate. If Executive is employed by the Company and an Affiliate, or solely by an Affiliate, on the date of termination of employment, then (a) employment or termination of employment as used in this Agreement shall mean employment or termination of employment of Executive with the Company and such Affiliate, or with such Affiliate, as applicable, and related references to the Company also shall include the Affiliate, as applicable, and (b) the obligations of the Company hereunder shall be satisfied by the Company and/or such Affiliate as the Company, in its discretion, shall determine; provided that the Company shall remain liable for such obligations to the extent not satisfied by such Affiliate.

n.
No Duplication of Benefits. Unless otherwise specifically provided by the terms of this Plan or any other applicable plan or arrangement with an express reference to this Plan, an Executive who is eligible for benefits under this Plan shall not be entitled to receive any severance payments or benefits under any other plan, agreement, policy or arrangement of the Company or its Affiliates.

o.
Successors. This Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors. Any reference in this Plan to GreenSky shall be deemed a reference to any successor (whether direct or indirect, by purchase of stock or assets, merger or consolidation, or otherwise) to all or substantially all of the business and/or assets of GreenSky; provided that Executive’s employment by a successor employer shall not be deemed a termination of Executive’s employment with GreenSky or any of its Affiliates (unless otherwise required in order to comply with the definition of “separation from service” under Section 409A of the Code).

p.
Setoff. The Company’s obligation to make the payments provided for in Section I of this Plan only and otherwise to perform its obligations thereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company or any of its Affiliates may have against Executive. The Company’s obligation to make the payments provided for in Section II of this Plan and otherwise to perform its obligations thereunder, however, may be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company or any of its Affiliates may have against Executive. Notwithstanding any other provision of this Plan, except as otherwise set forth in this Plan, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Plan, and such amounts shall not be reduced whether or not Executive obtains other employment.

q.	Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Delaware.

IV.	Definitions. For purposes of this Plan, the following words shall have the meanings set forth below:

a.
“Affiliate” shall mean any corporation, trade or business or other entity, including but not limited to partnerships, limited liability companies and joint ventures, directly or indirectly controlling, controlled by or under common control with GreenSky, within the meaning of Section 405 of the Securities Act. Affiliate includes any corporation, trade or business or other entity that becomes such on or after the Effective Date.

b.	“Annual Incentive Plan” shall mean the GreenSky, Inc. Annual Incentive Plan, in its current form or as hereafter amended.

c.	“Base Salary” shall mean:

i.
If there has been a Change in Control, the Executive’s annual base salary at the rate in effect on the date of the Change in Control, or if greater, the rate in effect immediately prior to the Executive’s termination of employment with the Company (not counting any decrease that results in Good Reason).

ii.
If there has not been a Change in Control, the Executive’s annual base salary at the rate in effect immediately prior to the Executive’s termination of employment (not counting any decrease that results in Good Reason).

d.	“Board” means the Board of Directors of GreenSky, Inc.

e.	“Bonus” shall mean the amount otherwise payable under the GreenSky, Inc. Annual Incentive Plan, based on the position held by Executive, or any successor plan or arrangement covering Executive.

f.
“Cause” shall have the same definition as under any offer letter or employment agreement between the Company or any Affiliate and the Executive or, if no such offer letter or employment agreement exists or if such offer letter or employment agreement does not contain any such definition or words of similar import, “Cause” means (i) the Executive’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company; (ii) the Executive’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of Executive’s employment; (iii) the Executive’s commission of or pleading guilty to or confessing to any felony; or (iv) the Executive’s breach of any restrictive covenant agreement with the Company, including but not limited to, confidentiality covenants, covenants not to compete, non-solicitation covenants and non-disclosure covenants. For purposes of the Plan, the Executive’s resignation without the Company’s written consent in anticipation of termination of employment for Cause shall constitute a termination of employment for Cause.

g.	“CEO” means the Chief Executive Officer of GreenSky.

h.	“Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:

i.
The accumulation in any number of related or unrelated transactions (other than an offering of shares of stock to the general public through a registration statement filed with the Securities and Exchange Commission) by any Person of beneficial ownership (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of more than fifty percent (50%) of the combined voting power of GreenSky’s voting stock; provided that for purposes of this subsection (i), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of GreenSky’s voting stock results from any acquisition of voting stock (i) by GreenSky or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by GreenSky or any Affiliate, (iii) by any Significant Stockholder, (iv) by any Person that, prior to the transaction, directly or indirectly, controls, is controlled by, or is under common control with, GreenSky, or (v) by any Person pursuant to a merger, consolidation or reorganization (a “Business Combination”) that would not cause a Change in Control under subsection (ii) below; or

ii.
Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of voting stock of GreenSky immediately prior to that Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of GreenSky’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of GreenSky’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of GreenSky and (ii) no Person other than a Significant Stockholder has beneficial ownership of fifty percent (50%) or more of the combined voting power of GreenSky’s voting stock (including any entity that as the result of that transaction owns GreenSky or all or substantially all of, GreenSky’s assets either directly or through one or more subsidiaries); or

iii.	During any twelve (12)-month period, Incumbent Board Members cease to constitute a majority of the Board of Directors of GreenSky; or

iv.	A sale or other disposition of all or substantially all of the assets of GreenSky, except pursuant to a Business Combination that would not cause a Change in Control under subsection (ii) above; or

v.	A complete liquidation or dissolution of GreenSky, except pursuant to a Business Combination that would not cause a Change in Control under subsection (ii) above.

i.	“Code” means the Internal Revenue Code of 1986, as amended.

j.
“Comparable Job” means a job offering (i) no material reduction in base salary or annual cash compensation opportunity (i.e., base salary plus target bonus); (ii) no material adverse reduction in job scope or responsibilities; and (iii) no change by more than fifty (50) miles in the principal location in which Executive is required to perform services.

k.	“Compensation Committee” means the Compensation Committee of the Board.

l.
“Disability” means any injury, illness or sickness that qualifies as a long-term disability within the meaning of the Company’s long-term disability program and on account of which the Executive is entitled to receive long-term disability benefits.

m.	“Effective Date” means March 28, 2019.

n.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

o.
“Executive” means any individual serving as the CEO or a member of GreenSky’s Senior Executive Group. The Compensation Committee also may designate additional eligible Executives as Executives to receive benefits under all or any portion of this Plan regardless of whether such individual is a member of the Senior Executive Group.

p.
“Good Reason” has the same definition as under any offer letter or employment agreement between GreenSky or any Affiliate and the Executive or, if no such offer letter or employment agreement exists or if such offer letter or employment agreement does not contain any such definition or words of similar import, Good Reason shall mean, without the Executive’s consent, the following:

i.
any action taken by GreenSky or an Affiliate which results in a material reduction in the Executive’s authority, duties or responsibilities (except that any change in the foregoing that results solely from (A) GreenSky ceasing to be a publicly traded entity or from GreenSky becoming a wholly-owned subsidiary of another publicly traded entity or (B) any change in the geographic scope of the Executive’s authority, duties or responsibilities, will not, in any event and standing alone, constitute a substantial reduction in the Executive’s authority, duties or responsibilities);

ii.	the assignment to the Executive of duties that are materially inconsistent with the Executive’s authority, duties or responsibilities;

iii.
any material decrease in the Executive’s base salary or annual bonus opportunity, except to the extent the Company has instituted a salary or bonus reduction generally applicable to all similar employees of the Company other than in contemplation of or after a Change in Control;

iv.
the relocation of the Executive to any principal place of employment other than that as of the Effective Date, or any requirement that the Executive relocate his or her residence other than to that as of the Effective Date, without the Executive’s express written consent to either such relocation, which in either event would increase the Executive’s one-way commute by more than fifty (50) miles; provided, however, this subsection (iv) shall not apply in the case of business travel which requires the Executive to relocate temporarily for periods of ninety (90) days or less; or

v.	the failure by GreenSky to pay to the Executive any portion of the Executive’s base salary or annual bonus within thirty (30) days after the date the same is due.
Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by the Executive where Cause for the Executive’s termination by the Company or an Affiliate exists. The Executive must give the Company or Affiliate that employs the Executive notice of any event or condition that would constitute “Good Reason” within thirty (30) days of the event or condition which would constitute “Good Reason,” and upon the receipt of such notice the Company or Affiliate that employs the Executive shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Executive for “Good Reason” must occur within thirty (30) days after the period for remedying such condition or event has expired.

q.
“GreenSky” shall mean GreenSky, Inc., a Delaware corporation, and any successor, including, without limitation, any surviving corporation resulting from any merger or consolidation of GreenSky with any other corporation, limited liability company, joint venture, partnership or other entity or entities or similar transaction, or any delegate thereof, or, as the context requires, the ultimate corporate parent thereof.

r.
“Incentive Plan” shall mean any incentive, bonus, equity-based, or similar plan or arrangement currently or hereafter made available by GreenSky or an Affiliate in which Executive participates (other than the Annual Incentive Plan).

s.
“Incumbent Board Member” means an individual who either is (a) a member of the Board as of the Effective Date or (b) a member who becomes a member of the Board subsequent to the date of the adoption of this Plan whose election, or nomination for election by GreenSky’s stockholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of GreenSky in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

t.	“IPO” means the underwritten initial public offering of shares of GreenSky’s Class A common stock, par value $0.01 per share, that closed in May 2018.

u.
“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

v.
“Reorganization Agreement” means the Reorganization Agreement, dated May 23, 2018, among the Company, Holdings and the holders of equity interests in Holdings prior to the transactions contemplated thereby.

w.
“Retirement Plan” shall mean any qualified or supplemental defined benefit retirement plan or defined contribution retirement plan, currently or hereinafter made available by the Company or an Affiliate in which Executive participates.

x.
“Senior Executive Group” shall mean GreenSky’s CEO, Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer, Chief Legal Officer, Chief Marketing Officer, Chief Human Resources Officer, or any individual serving in any such capacity or in a role with commensurate duties, who collectively constitute the primary decision-making body for GreenSky, currently referred to as the Senior Executive Group.

y.	"Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

z.
“Significant Stockholder” shall mean any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) that, immediately following the actions described in Section 4(a), (b), (c) and (d) of the Reorganization Agreement and prior to the completion of the IPO, holds ten percent (10%) or more of the total combined voting power of all classes of common stock of GreenSky and/or would hold ten percent (10%) or more of the total combined voting power of all classes of common stock of GreenSky if their units in Holdings were exchanged for common stock of GreenSky (ignoring for purposes of such calculation any common stock issued in connection with GreenSky’s IPO to persons or entities other than the holders of equity interests in Holdings).

aa.
“Welfare Plan” shall mean any plan or arrangement providing health, prescription drug, vision, dental, disability, death, or life insurance benefits that is currently or hereafter made available by the Company or an Affiliate in which Executive is eligible to participate.

V.	ADMINISTRATION

a.
Administrator. The Compensation Committee of the Board shall be responsible for and shall control and manage the operation and administration of the Plan. The Compensation Committee of the Board shall have the responsibility for determining the amount of payments and benefits to which Executives may become entitled to receive. Any action by the Compensation Committee of the Board under this Plan shall be made by resolution, or by any person or committee duly authorized by resolution of the Compensation Committee to take such action.

b.
Powers of the Administrator. The Compensation Committee of the Board shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Compensation Committee of the Board shall have the discretionary authority to interpret and construe the terms of the Plan and determine all questions arising in the administration, interpretation, and application of the Plan, such determinations to be presumptively conclusive and binding on all persons to the maximum extent allowed by law, and uniformly and consistently applied to all persons in similar circumstances; adopt such rules and procedures as it deems necessary, desirable or appropriate for the administration of the Plan; appoint such agents, counsel, accountants, consultants and other persons as may be required to administer the Plan; determine all claims for benefits, and take such further action as the Compensation Committee of the Board shall deem advisable in the administration of the Plan.

c.
Delegation. The Compensation Committee of the Board shall have the discretionary authority to delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with administering the Plan. The Compensation Committee of the Board shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by the Compensation Committee of the Board, in good faith in reliance upon, any opinions or reports furnished to it by any such experts or other persons.

d.
Change in Control. Notwithstanding any other provision of the Plan, upon a Change in Control (and thereafter to the extent the issue in question relates to a termination of employment on or following the Change in Control of Executives participating in the Plan immediately prior to the Change in Control), the Compensation Committee of the Board, as constituted immediately before the Change in Control, with such changes in the membership thereof as may be approved from time to time following the Change in Control by a majority of such Compensation Committee as constituted immediately before the Change in Control, shall have sole and exclusive authority and responsibility (i) to control and manage the operation and administration of the Plan, with respect to Executives participating in the Plan as of immediately prior to the Change in Control, (ii) for determining the amount of payments and benefits to which Executives may become entitled on or following the Change in Control and (iii) to amend or terminate the Plan with respect to such Executives. Neither the Board nor GreenSky or any Company shall have the right to appoint members to or to remove members from such committee following, or otherwise in connection with, the Change in Control. All reasonable expenses of the committee shall be paid or reimbursed by GreenSky. GreenSky shall indemnify members of such committee against personal liability for actions taken in good faith in the discharge of their duties as a member of such committee and shall provide coverage to them under

GreenSky’s liability insurance programs for directors and officers. Following the Change in Control, the members of the committee shall be entitled to compensation in respect of their service on such committee at the rate determined by the Board prior to the Change in Control.

VI.	CLAIMS PROCEDURES

a.
Claims for Benefits. No Executive, Beneficiary or any other person or entity is required to file a formal claim to receive any benefits to which he or she is entitled under the Plan. However, each Executive, beneficiary or any other person or entity who believes that he or she is entitled to a benefit under the Plan which he or she has not received (“Claimant”) must file a written claim for such benefits under the Plan with the Compensation Committee of the Board to claim any such benefits. A Claimant shall furnish the Compensation Committee of the Board with such documents, evidence, data, or information in support of his or her claim as he or she considers necessary or desirable. Any Claimant who disputes the amount of his entitlement to Plan benefits must file a claim in writing within two-hundred seventy (270) days of the event that the Claimant is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days after the date payments are due to commence. A Claimant may appoint a representative to pursue any claim or appeal of an adverse benefit determination on his or her behalf, provided that he or she furnishes the Compensation Committee of the Board with a written notice, signed by the Claimant, authorizing the representative to act on his or her behalf in pursuing a benefit claim or appeal.

b.
Initial Claim Review. The Compensation Committee of the Board shall review the claim when filed and advise the Claimant as to whether the claim is approved or denied. If the claim is wholly or partially denied, the Compensation Committee of the Board shall furnish a written or electronic denial within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Compensation Committee of the Board, unless the Compensation Committee of the Board determines that special circumstances require an extension of time for processing the claim. If the Compensation Committee of the Board determines that an extension of time for processing a claim is required, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial ninety (90)-day period, which shall indicate the special circumstances requiring an extension of time and the date by which the Compensation Committee of the Board expects to render a decision. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. If the Compensation Committee of the Board denies the claim for a benefit in whole or in part, the Compensation Committee of the Board shall provide the Claimant a written or electronic notice of the adverse benefit determination. The notification shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reason or reasons for the adverse benefit determination; (2) reference to the specific Plan provisions on which the determination is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (4) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

c.
Appeal of adverse benefit determination. If the claim is denied, a Claimant may appeal the denial of the claim to the Compensation Committee of the Board within sixty (60) days after receipt of the adverse benefit determination. The appeal shall be in writing addressed to the Compensation Committee of the Board and shall state the reason why the Compensation Committee of the Board should grant the appeal. The Claimant may submit written comments, documents, records, and other information relating to his or her claim for benefits. Upon request, the Claimant shall be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to his or her claim, as determined under subsection (f). The Compensation Committee of the Board shall conduct a full and fair review of the claim that takes into account all comments, documents, records, and other information submitted by the Claimant or his or her authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review shall not afford deference to the initial benefit determination and shall be conducted by one or more individuals who are neither those who made the adverse benefit determination that is the subject of the appeal, nor the subordinates of such individuals.

d.
Timing of Appeal on Review. The Compensation Committee of the Board shall notify the Claimant of the determination on review within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal unless the Compensation Committee of the Board determines that special circumstances require an extension of time for processing the claim. If the Compensation Committee of the Board determines that an extension of time for processing is required, the Compensation Committee of the Board shall notify the Claimant in writing prior to the termination of the initial sixty (60)-day period, indicating the special circumstances that require an extension of time and the date the Compensation Committee of the Board expects to render a determination on appeal. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. Notwithstanding the foregoing, if the Compensation Committee of the Board holds quarterly meetings, the Compensation Committee of the Board shall instead make a benefit determination no later than the date of the meeting that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances (such as the need to hold a hearing) require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the Compensation Committee of the Board following the Plan’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Compensation Committee of the Board shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Compensation Committee of the Board shall notify the Claimant of the benefit determination as soon as possible, but not later than fifteen (15) days after the benefit determination is made.

e.
Denial on Appeal. If the Compensation Committee of the Board denies the claim on appeal, it shall furnish the Claimant a written or electronic adverse benefit determination, stating the reasons for the denial in a manner calculated to be understood by the Claimant, and shall make specific references to the pertinent Plan provisions on which the benefit determination is based. The notification of the benefit determination also shall include a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits and to bring a civil action under section 502(a) of ERISA no later than one (1) year after the final adverse determination on appeal. The Compensation Committee of the Board’s decision upon appeal, or the Compensation Committee of the Board’s initial decision if no appeal is taken, shall be final, conclusive and binding on all parties, subject to review or correction pursuant to a civil action under Section 502(a) of ERISA only to the extent that such decision is shown by clear and convincing evidence to be arbitrary and capricious.

f.
Review Following Change in Control. Notwithstanding the foregoing, following a Change in Control (and thereafter to the extent the issue in question relates to a termination of employment on or following the Change in Control of Executives participating in the Plan immediately prior to the Change in Control), with respect to Executives participating in the Plan immediately prior to the Change in Control, the committee described in Section V.d. above shall review and administer all claims, and any appeals of claim denials, of Executives participating in the Plan immediately prior to the Change in Control, and any such decisions with respect to Executives participating in the Plan immediately prior to the Change in Control shall be subject to de novo review in the courts.

g.
Relevant documents and records. For purposes of the foregoing claim procedures, a document, record or other information is “relevant” if it: (i) was relied on in making the claim decision; (ii) was submitted, considered or generated in making the decision; or (iii) demonstrates compliance with the Plan’s procedural and administrative safeguards.

h.
Exhaustion of Claims Procedures. Completion of the claims procedures described in this Section VI is a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by any current or former Executive, Beneficiary or any other person or entity claiming rights in connection with the Plan. After exhaustion of the Plan's claims procedures, any further legal action taken against the Plan or its fiduciaries by the Claimant for benefits under the Plan shall be filed in a court of law no later than one (1) year after the final adverse determination on appeal. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights provided in this Section VI have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.

GREENSKY, INC. EXECUTIVE SEVERANCE PLAN
(Effective March 28, 2019)
Appendix A - General Plan Information

Plan Name
GreenSky, Inc. Executive Severance Plan
Plan Sponsor
GreenSky, Inc.
5565 Glenridge Connector
Suite 700
Atlanta, Georgia, 30342
(678) 264-6105

Employer Identification Number (EIN)
________________________

Plan Number
___
Plan Type
The Plan is a welfare plan that pays severance benefits to eligible employees.
Plan Administrator
Plan Administrator: Compensation Committee of the Board of Directors of GreenSky, Inc.
c/o GreenSky, Inc.
5565 Glenridge Connector
Suite 700
Atlanta, Georgia, 30342
(678) 264-6105

Agent for Service of Legal Process
c/o Chief Legal Officer
GreenSky, Inc.
5565 Glenridge Connector
Suite 700
Atlanta, Georgia, 30342
(678) 264-6105

Plan Year
The calendar year.

GREENSKY, INC. EXECUTIVE SEVERANCE PLAN
(Effective March 28, 2019)
Appendix B - ERISA Rights Statement
As an Executive participating in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Executives participating in the Plan shall be entitled to:

•
examine, without charge at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (f/k/a the Pension Welfare Benefits Administration).

•
obtain copies of all documents governing the operation of the Plan including collective bargaining agreements and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrator and paying a reasonable charge for the copies.

•	receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each Executive under the Plan with a copy of this summary annual report, if any.

In addition to creating rights for Executives participating in the Plan, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the Executives and beneficiaries.
No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.